UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2015

Aly Energy Services, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	033-92894	75-2440201
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Riverway, Suite 920
Houston, Texas 77056

(Address of principal executive offices)

Registrant's telephone number, including area code: 713-333-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

On November 16, 2015, our board of directors approved an amendment to the Company's certificate of formation, subject to the ratification by stockholders, reducing our authorized common stock from 200 million to 100 million shares and also authorizing 25 million shares of preferred stock, to be issued in one or more series. The reduction of authorized common stock results from our previously implemented (July 2015) 1-for-20 reverse split of our common stock, which has reduced outstanding common stock to approximately 6.7 million shares. The authorization of "blank check" preferred stock is intended to create flexibility for the Company to pursue institutional equity financing.

Commencing November 23, 2015, we circulated to a group of our stockholders who own in excess of 50% of the outstanding common stock a written consent which, if executed by such stockholders, serves to ratify the foregoing amendment. Our goal and expectation is to receive counterparts of the written consent from holders of at least 50% of our outstanding common stock on or before December 15, 2015. At such time thereafter as the Company files an amendment to its certificate of formation, we will file an additional Current Report on Form 8-K including the text of such amendment.

Item 8.01. Other Events.

Reference is made to the disclosure under Item 5.07 above.

We have received a term sheet from an institutional investor which contemplates the issuance and sale of $10 million of convertible preferred stock. The transaction is subject to several closing conditions, including without limitation the execution and delivery of definitive investment documents, the amendment of our bank credit agreement and the amendment, to the satisfaction of the investor, of our arrangements with the holders of subordinated notes and preferred stock of our operating subsidiaries. Although there is no assurance that we will be successful in consummating this financing, we have commenced the process of obtaining stockholder consent to amend our certificate of formation to include authorized preferred stock so that we will be able to complete the convertible preferred stock transaction should all other conditions be satisfied.

The proposed terms of the convertible preferred stock are as follows:

•	The convertible preferred stock will be senior in liquidation rights to our common stock and other classes of preferred stock which may be issued in the future

•

The shares of convertible preferred stock will be entitled to receive dividends at the rate of 5.0% of the liquidation preference of $1,000 per share of convertible preferred stock per year (equivalent to $50.00 per annum per share), if declared by the board of directors or an authorized committee thereof, payable in cash. To the extent not paid in cash, dividends will cumulate.

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•

Holders of the convertible preferred stock may at any time convert shares into fully paid and nonassessable shares of the Company's common stock at a conversion rate initially equivalent to $2.00 per share. The conversion rate will have customarily anti-dilution adjustments. This will result in the holders of convertible preferred stock owning approximately one-third of the estimated shares of common stock that are expected to be outstanding at the closing of the transaction.

•

On or after the fifth anniversary of the original issuance date of the convertible preferred stock, the holders may require the Company to redeem the convertible preferred stock on any specified dividend payment date, in whole or in part, at a redemption price equal to $1,000 per share, plus (except as otherwise provided) any unpaid dividends.

•

At any time on or after the fifth anniversary of the issuance of the convertible preferred stock, the Company may at its option cause the shares of convertible preferred stock, in whole but not in part, to be automatically converted into that number of whole, fully paid and non-assessable shares of common stock at the then prevailing conversion rate, plus any cash payment for fractional shares. The Company may exercise this right only if the closing sale price of its common stock equals or exceeds 300% of the then prevailing conversion price for the 30 consecutive trading days prior to the Company's election of such mandatory conversion.

•

Subject to certain exceptions, if the Company proposes to issue or sell any equity securities, the holders of the convertible preferred stock will have the right to purchase its pro rata percentage of the securities to be offered.

•

Holders of the convertible preferred stock shall have the right to designate up to three members of the board of directors (which shall not consist of more than nine members). If, at any time, a director designated by the holders of the convertible preferred stock resigns or is removed from the board of directors, a new director will be designated by the holders of the convertible preferred stock and appointed by the board of directors.

•

The Company's board of directors will create a Finance Committee that shall be comprised of three members. Two of those members will be directors designated by the holders of the convertible preferred stock. The Finance Committee will have sole authority to review, consider and approve significant acquisitions, fundamental corporate transactions, financings and material capital expenditures, among other related matters.

•	The holders of the convertible preferred stock will receive demand and piggyback registration rights.

Even if the proposed financing is consummated, there is no assurance that these terms will not be subject to change.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aly Energy Services, Inc.

Dated: November 23, 2015	By:	/s/ Munawar H. Hidayatallah
	Name:	Munawar H. Hidayatallah
	Title:	Chairman and CEO

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